As filed with the Securities and Exchange Commission on October 17, 2001

Registration No. 333-71372

SECURITIES AND EXCHANGE COMMISSION

Pre-Effective Amendment No. 1
to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PATRIOT SCIENTIFIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	3699	84-1070278

(State or Jurisdiction of Incorporation or Organization)	Primary SIC Code	(I.R.S. Employer Identification Number)

10989 Via Frontera
San Diego, California 92127
(858) 674-5000
(Address and telephone number of registrant’s principal executive offices)

Lowell W. Giffhorn, Exec. V.P. and Chief Financial Officer
Patriot Scientific Corporation
10989 Via Frontera
San Diego, California 92127
(858) 674-5000
(Name, address and telephone number of agent for service)

Copies to:

Otto E. Sorensen, Esq.
Luce, Forward, Hamilton & Scripps LLP
600 West Broadway, Suite 2600
San Diego, California 92101
(619) 236-1414
(619) 232-8311 (fax)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [   ]

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Unit(1)	Price	Registration Fee(3)

Common Stock, $.00001 par value	14,100,000	$0.1425	$2,009,250	$502.31
Common Stock, $.00001 par value(2)	900,000	$0.1425	$128,250	$32.06
TOTAL	15,000,000	$0.1425	$2,137,500	$534.37

(1)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Act”), based on the average of the closing bid and asked prices for the Registrant’s Common Stock (the “Common Stock”) as reported on the OTC Electronic Bulletin Board on October 9, 2001

(2)	Issuable upon the exercise of Common Stock Commitment Warrants issued to Selling Shareholders.

(3)	Paid with the initial filing of this registration statement.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
SIGNATURES

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission (SEC) is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated October 17, 2001

P R O S P E C T U S

PATRIOT SCIENTIFIC CORPORATION
10989 Via Frontera
San Diego, California 92127
(858) 674-5000

THE OFFERING

     The resale of up to 15,000,000 shares of common stock in the over-the-counter market at the prevailing market price or in negotiated transactions.

•	up to 14,100,000 shares are issuable to Swartz Private Equity, LLC as put shares, and

•	up to 900,000 shares are issuable upon the exercise of a warrant issued to Swartz.

We will receive no proceeds from the sale of the shares by the selling shareholders. However, we may receive proceeds from the sale of shares to Swartz and, if exercised, will receive proceeds from the sale of shares issuable upon the exercise of warrants by Swartz.

Trading Symbol
PTSC (Over-the-counter Electronic Bulletin Board)

This Investment Involves a High Degree of Risk.
Please refer to Risk Factors Beginning on Page 7

The Securities and Exchange Commission and state securities regulators have not approved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense. This prospectus is not an offer to sell these securities and it is not the solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

     The sole purpose of this pre-effective amendment is to include in the registration statement the delaying amendment set forth on the second page of the registration statement and to include the pre-effective qualification set forth on the top of the first page of the prospectus.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on October 17, 2001

PATRIOT SCIENTIFIC CORPORATION

By:	/s/ LOWELL W. GIFFHORN

Lowell W. Giffhorn President, Executive Vice President and Chief Financial Officer, and Director (1)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DONALD BERNIER Donald Bernier	Chairman, Chief Executive Officer and Director (1)	October 17, 2001

/s/ LOWELL W. GIFFHORN Lowell W. Giffhorn	President, Executive Vice President and Chief Financial Officer, Principal Financial Officer, Principal Accounting Officer and Director (1)	October 17, 2001

/s/ DAVID POHL David Pohl	Vice President of Administration, Secretary and Director	October 17, 2001

/s/ HELMUT FALK JR. Helmut Falk Jr.	Director	October 17, 2001

/s/ CARLTON JOHNSON Carlton Johnson	Director	October 17, 2001

/s/ MIKLOS B. KORODI Miklos B. Korodi	President, Vice President of Sales and Marketing (1)	October 17, 2001

/s/ SERGE J. MILLER Serge J. Miller	President, Vice President of Engineering (1)	October 17, 2001

(1)	In August 2001, the Board of Directors appointed Donald Bernier as Chairman of the Board and Chief Executive Officer and appointed Mr. Giffhorn, Mr. Korodi and Mr. Miller to serve jointly as the President.